EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS'

Tejas Gas Corporation:

      We consent to the incorporation of by reference in the following Registration Statements: No. 33-32792, 33-44615 and 333-18349 on Form S-8 for Tejas Gas Corporation Thrift Plan, No. 33-31724 and 33-54946 on Form S-8 for Tejas Gas Corporation Employee Stock Option Plan, No. 33-47779 on Form S-8 for Tejas Gas Corporation Director Stock Option Plan, No. 33-64895 on Form S-8 for Tejas Gas Corporation Director Stock Award Plan and No. 333-06207 on Form S-3 for Tejas Gas Corporation Common Stock Offering, appearing in this Annual Report on Form 10-K of Tejas Gas Corporation for the year ended December 31,1996.

DELOITTE & TOUCHE LLP

Houston, Texas
March 27, 1997